EXHIBIT 99.2

IDAHO STRATEGIC RESOURCES, INC.

(the “Company”)

CHARTER OF THE COMPENSATION COMMITTEE

I.	PURPOSE

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of the Company to assist the Board in fulfilling its oversight responsibilities relating to compensation.

The Committee has the authority to oversee the development and administration of compensation philosophies and competitive policies; to recommend to the Board the compensation arrangements; to make recommendations to the Board regarding all new employment related agreements and arrangements; and to administer the Company’s stock option plans. The Committee has the authority to retain, at the expense of the Company, special consultants or experts to assist in the performance of the Committee’s duties.

The Committee shall review and assess the adequacy of this Charter annually and submit any proposed revisions to the Board for approval.

In fulfilling its responsibilities, the Committee will carry out the specific duties set out in Part III of this Charter.

II.	AUTHORITY OF THE COMPENSATION COMMITTEE

The Committee shall have the authority to:

a)	engage independent counsel, independent compensation advisor and other advisors as it determines necessary to carry out its duties; and

b)	set and pay the compensation for advisors employed by the Committee.

III.	RESPONSIBILITIES

1.

The Committee shall oversee the development and administration of competitive policies (including policies dealing with recruitment, compensation, benefits and training) designed to attract, develop and retain employees of the highest standards at all levels.

2.

The Committee shall review the results of the evaluation of the performance of other senior officers by the chief executive officer and recommend to the Board the compensation arrangements (including basic, annual and long-term incentives and benefits) for individual senior officers, in consultation with the chief executive officer and also the compensation for directors of the Company.

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3.

The Committee shall conduct and report to the Board regarding an annual performance review of the chief executive officer, including a review of the corporate goals and objectives relevant to the compensation of the chief executive officer, an evaluation of the performance of the chief executive officer in light of those goals and objectives and determination of the chief executive officer’s compensation based on this evaluation (in reviewing the long-term incentive component of the chief executive officer’s compensation, the Committee shall consider, without limitation, the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and awards given to the chief executive officer of the Company in previous years).

4.

The Committee shall review and make recommendations to the Board regarding the Company’s stock option plans and any programs or similar arrangements that the Company establishes for its directors, employees and consultants (collectively, the “Plans”) and review the appropriateness of the allocation of benefits under the Plans and the extent to which the Plans are meeting their intended objectives and, as appropriate, recommend that the Board make modifications to the Plans.

5.

The Committee shall administer the Plans in accordance with their terms, construe all terms, provisions, conditions and limitations of the Plans and make factual determinations required for the administration of the Plans.

6.

The Committee shall review and make recommendations to the Board regarding all new employment, consulting, retirement and severance agreements and arrangements proposed for the Company’s senior officers and periodically evaluate existing agreements with the senior officers for continuing appropriateness.

7.

The Committee shall adopt and periodically review a comprehensive statement of senior officer compensation philosophy, strategy and principles that has the support of management and the Board, and administer the Company’s compensation program fairly and consistently in accordance with this articulated compensation philosophy.

8.

The Committee shall prepare or cause to be prepared a report to be included in the Company’s management information circular or annual report dealing with executive compensation policies and programs, including the factors and criteria on which executive compensation for the previous fiscal year was based and the relationship of the Company’s performance to such compensation.

9.	The Committee shall review and stay abreast of the Company’s management succession program for senior officer positions and ensure that the Board is informed of its status.

10.	The Committee shall select peer groups of issuers that shall be used for purposes of evaluating the appropriateness of its compensation packages.

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11.	The Committee shall review the results of any periodic employee opinion surveys.

12.	The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s management information circular.

13.	The Committee shall determine appropriate funding for payment of reasonable compensation to a compensation consultant, independent legal counsel or other advisor retained by the Committee.

14.

Prior to selecting a compensation consultant, independent legal counsel, or other advisor, the Committee shall take into consideration, subject to the exceptions set forth in the Commentary to Section 805 of the NYSE American Company Guide, all factors relevant to that person’s independence from management, including those set forth in Section 805 of the NYSE American Company Guide and the SEC approved SRO listing standards addressing Compensation Committees.

15.	The Committee shall be directly responsible for the appointment, compensation and oversight of any compensation consultant, independent legal counsel or other advisor retained by the Committee.

16.	The Committee shall perform such other functions as may, from time to time, be assigned to the Committee by the Board.

IV.	COMPOSITION AND MEETINGS

1.

The composition of the Committee and its membership shall meet all applicable legal, regulatory and listing requirements, including, without limitation, provincial, federal and state securities laws, the listing requirements set forth in the NYSE American LLC Company Guide, including the independence requirements set forth in Section 805(c)(1) of the NYSE American Company Guide, and the rules and regulations of all applicable securities regulatory authorities.

2.	The Committee shall be composed of two or more directors as shall be designated by the Board, from time to time, one of whom shall be designated by the Board to serve as Chair.

3.

Each member of the Committee shall be independent within the meaning of applicable securities law and stock exchange rules (including the listing requirements of the NYSE American LLC Company Guide and the SEC approved SRO listing standards addressing compensation committees).

4.

The Committee shall meet annually or more frequently as deemed prudent at the discretion of the Chair or a majority of its members, as circumstances dictate or as may be required by applicable legal or listing requirements. A minimum of two and at least 50% of the members of the Committee present either in person or by telephone shall constitute a quorum.

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5.

If within one-half of an hour of the time appointed for a meeting of the Committee, aquorum is not present, the meeting shall stand adjourned to the same time on the next business day following the date of such meeting at the same place. If at the adjourned meeting a quorum as hereinafter specified is not present within one-half of an hour of the time appointed for such adjourned meeting, such meeting shall stand adjourned to the same time on the next business day following the date of such meeting at the same place. If at the second adjourned meeting a quorum as hereinbefore specified is not present, the quorum for the adjourned meeting shall consist of the members then present.

6.	If and whenever a vacancy shall exist, the remaining members of the Committee may exercise all of its powers and responsibilities so long as a quorum remains in office.

7.

The time and place at which meetings of the Committee shall be held, and procedures at such meetings shall be determined, from time to time, by the Committee. A meeting of the Committee may be called by letter, telephone, facsimile, e-mail or other communication equipment, by giving at least 48 hours notice, provided that no notice of a meeting shall be necessary if all of the members are present either in person or by means of conference telephone or if those absent have waived notice or otherwise signified their consent to the holding of such meeting.

8.

Any member of the Committee may participate in a meeting of the Committee by means of conference telephone or other communication equipment, and the member participating in a meeting pursuant to this paragraph shall be deemed, for purposes hereof, to be present in person at the meeting.

9.

The Committee shall keep minutes of its meetings which shall be submitted to the Board. The Committee may, from time to time, appoint any person who need not be a member, to act as a secretary at any meeting.

10.	The Committee may invite such officers, directors and employees of the Company and its subsidiaries as it may see fit, from time to time, to attend meetings of the Committee.

11.

Any matters to be determined by the Committee shall be decided by a majority of votes cast at a meeting of the Committee called for such purpose. Actions of the Committee may be taken by an instrument or instruments in writing signed by all members of the Committee, and such actions shall be effective as though they had been decided by a majority of votes cast at a meeting of the Committee called for such purpose.

12.	All decisions or recommendations of the Committee shall require the approval of the Board prior to implementation.

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